Exhibit 99.1

Nordicus Partners Corporation Appoints Three New Members to Its Board of Directors

Beverly Hills, California, August 7, 2025…Nordicus Partners Corporation (OTCQB: NORD) (“Nordicus” or the “Company”), a business accelerator and holding company specializing in providing Nordic and U.S. life sciences companies with optimal conditions to establish themselves on the U.S. market, announced today that Henrik Keller resigned from the Board of Directors (the “Board”) of Nordicus to pursue other interests; that the Board has been increased from three to five members; and that Torben Jensen, Kim T. Mücke and Andrew J. Ritter have been appointed to fill the vacancies on the Board.

“We thank Henrik Keller for his service to our company,” said Henrik Rouf, CEO of Nordicus, “and welcome our three new board members. Mr. Jensen is already a major shareholder and will continue to provide valuable assistance in funding Nordicus and its subsidiaries. Mr. Mücke brings us many years of experience in the accounting industry and will play a key role as chairman of our Board’s Audit Committee. Mr. Ritter is an experienced CEO of public companies in the pharma space and will be invaluable in assisting us in both corporate finance and establishing strategic relationships with potential acquirers of our products. All three will be invaluable to Nordicus as we pursue our mission to acquire majority stakes in Nordic- as well as U.S.-based life sciences companies.”

About Torben Jensen

Torben Jensen (60) has more than 35 years of experience in finance and has during the years developed and funded projects and companies in real estate, energy, venture, life science and medico. He has previously been CEO and Chairman of the Board of two listed companies on Nasdaq. From 2019 to 2024 he was a Senior Partner in GK Partners ApS, a corporate finance house and a major shareholder in Nordicus, where he was the head of funding for projects. Furthermore, he has served as the Chief Executive Officer of AC Nordic since December 2024, also a major shareholder in Nordicus.

About Kim T. Mücke

Kim T. Mücke is a Danish state authorized public accountant (authorization deposited in 2025). He was partner with Deloitte (Denmark) from 2002 to 2022 where he, among others, served as signing partner for various listed companies including companies that underwent IPO processes. In the years 2023-2024, Mr. Mücke was Head of Corporate Clients for BDO (Denmark). From January 1, 2025, Mr. Mücke has started as independent advisor, specialized in financial reporting, risk management and corporate governance. Mr. Mücke has a master’s degree in Auditing and Accounting from the Copenhagen Business School.

About Andrew J. Ritter

Andrew J. Ritter has served as the Chief Executive Officer and a director of Cairns Health, an innovator in AI-powered remote care solutions supporting home and senior care, since September 2023. Previously, Mr. Ritter was the Chief Executive Officer of Docbot, an AI-driven MedTech company, from January 2021 to December 2022. He also founded and served as Chief Executive Officer of Ritter Pharmaceuticals, a biotechnology company focusing on gastrointestinal diseases, from March 2004 to May 2020. In addition, he served as a founding director of Myosin Therapeutics, a biotech spin-out from Scripps Research, from October 2021 to January 2025. Mr. Ritter earned a B.A. in political science at the University of Southern California and a Master of Business Administration at the Wharton School, University of Pennsylvania.

About Nordicus Partners Corporation

Nordicus Partners Corporation is the only U.S. publicly traded business accelerator and holding company for Nordic life sciences companies. Leveraging decades of combined management experience in domestic and global corporate sectors, Nordicus excels in corporate finance activities including business and market development, growth strategies, talent acquisition, partnership building, capital raising, and facilitating company acquisitions and sales. In 2024, Nordicus acquired 100% of Orocidin A/S, a Danish preclinical-stage biotech company developing next-generation therapies for periodontitis and 100% of Bio-Convert A/S, a Danish preclinical-stage biotech company dedicated to revolutionizing the treatment of oral leukoplakia. For more information about Nordicus, please visit: www.nordicuspartners.com, and follow us at www.nordicuspartners.com, and follow us on LinkedIn, X, Threads and BlueSky.

Forward-Looking Statements

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. There may be events in the future, however, that we are not able to predict accurately or control. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For further information contact

Mr. Henrik Rouf

Chief Executive Officer

Phone +1 310 666.0750

Email hr@nordicuspartners.com